DATE: October 25, 2000

CONTACTS: Richard F. Komosinski, President and CEO
                        Joseph D. Roberto, Senior Vice President, Treasurer and CFO

PHONE: 914-965-2500

FOR IMMEDIATE RELEASE

YONKERS FINANCIAL CORPORATION REPORTS INCREASES OF 17.9% IN NET INCOME AND
37.8% IN DILUTED EARNINGS PER SHARE FOR THE YEAR ENDED SEPTEMBER 30, 2000
AND DECLARES QUARTERLY CASH DIVIDEND OF $0.09 PER SHARE
ANNUAL MEETING DATE ALSO ANNOUNCED

Yonkers, New York - October 25, 2000 Yonkers Financial Corporation (NASDAQ: YFCB) (the "Company"), the holding company for The Yonkers Savings and Loan Association, FA, reported for the fiscal year ended September 30, 2000 diluted earnings per common share was $1.53, an increase of 37.8% compared to $1.11 in the prior year period. Net income for the fiscal year ended September 30, 2000 amounted to $3.1 million, an increase of 17.9% from last year. For the quarter ended September 30, 2000 diluted earnings per common share was $0.38, an increase of 26.7% compared to $0.30 reported for the quarter ended September 30, 1999. Net income increased by 15.5%, or $104,000, to $777,000.

The Company also announced that the Board of Directors, at its October 14, 2000 meeting, declared a cash dividend of $0.09 per share, payable November 17, 2000 to holders of record as of November 6, 2000. The dividend represents the Company's eighteenth consecutive quarterly cash dividend since converting to stock form. The Company paid cash dividends for the full year of $0.36 per share which represented an increase of 12.5% over the previous year.

Commenting on the Company's results Richard F. Komosinski, the Company's President and Chief Executive Officer, said, "We are pleased with our solid financial results for fiscal 2000. Growth in earnings per share and loans receivable has been dramatic with total outstanding loans now equal to $366.0 million or 22.2% higher that at September 30,1999. We feel the substantial increases we have experienced in loan growth and earnings are consistent with our commitment to enhancing shareholder value. Despite achieving rapid growth in our loan portfolio, our loan quality remains high with non-performing loans totaling $123,000 or 0.03% of total loans receivable compared to $755,000 or 0.25% at September 30, 1999."

The Company also announced that its annual meeting date is scheduled for Thursday, January 25, 2001.

Total assets at September 30, 2000 amounted to $522.9 million, an increase of $65.2 million, or 14.2%, from $457.7 million at September 30, 1999. Asset growth during the period was funded primarily through growth in the Company's deposit base relating to the expansion of its retail franchise, as well as proceeds from borrowings under Federal Home Loan Bank ("FHLB") advances and securities repurchase agreements. Deposits increased $52.1 million to $325.1 million at September 30, 2000 from $273.0 million at September 30, 1999. Total borrowings increased by $9.5 million to $157.4 million at September 30, 2000 from $147.9 million at September 30, 1999.

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Stockholders' equity increased to $34.9 million at September 30, 2000 from $32.0 million at September 30, 1999, while the ratio of stockholders' equity to total assets decreased to 6.7% from 7.0% at September 30, 1999. Book value per share increased to $15.65 at September 30, 2000 from $14.30 at September 30, 1999.

Net interest income for the fiscal year ended September 30, 2000 was $14.0 million, an increase of $2.0 million or 15.9% over the same period in the prior year. Net interest income for the three months ended September 30, 2000 was $3.5 million, an increase of $233,000, or 7.2%, from $3.2 million for the same period in 1999. These increases reflect the positive effect on net interest income of higher average interest-earning assets, primarily attributable to the investment of proceeds from deposit growth and borrowings, partially offset by a decline in the average interest rate spread. The average interest rate spread for the fiscal year and the three months ended September 30, 2000 was 2.47% and 2.34%, respectively, compared to 2.66% and 2.86% for the respective 1999 periods. The interest margin for the three months and fiscal year ended September 30, 2000 was 2.72% and 2.80%, respectively, compared to 3.16% and 3.13% for the respective 1999 periods.

Non-interest income for the fiscal year ended September 30, 2000 was $1.6 million, an increase of 37.7% over the same period in the prior year. Non-interest income for the three months ended September 30, 2000 was $450,000, an increase of 73.1% over the same period in the prior year. The net increases in both periods primarily reflect increases in service charges and fee income attributable to increases in transaction volume as well as fee income generated from our annuities and mutual funds sales program launched in fiscal 2000.

Non-interest expense for the fiscal year ended September 30, 2000 increased $1.6 million to $10.3 million compared to $8.7 million in the prior year. For the three months ended September 30, 2000 non-interest expense increased $155,000 to $2.6 million compared to $2.4 million for the three months ended September 30, 1999. These increases primarily reflect increased costs associated with (i) the establishment of three new in-store branches during the fiscal year ended September 30, 1999 and (ii) costs associated with the proxy fight that was concluded in January of this year.

The Company was organized in 1995, as the holding company for the Association. The Association currently serves the financial needs of communities in its market area through four traditional retail offices and one lending center located in Yonkers, New York and five in-store branches, located in Wappingers Falls, Yorktown Heights, Mt. Vernon, Cortlandt Manor and Poughkeepsie, New York. The Company's stock trades on The Nasdaq Stock Market under the symbol "YFCB".

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the bank. These estimates are subject to various factors that could cause actual results to differ materially from these estimates. These factors include, but are not limited to, (i) the effect that an adverse movement in interest rates could have on net interest income, (ii) changes in customer preferences for our products and services, (iii) changes in national and local economic and market conditions, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the bank or the company.

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YONKERS FINANCIAL CORPORATION AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except share data)

	September 30, 2000	September 30, 1999

ASSETS
Cash and cash equivalents:
Cash and due from banks	$10,178	$4,651
Total cash and cash equivalents	10,178	4,651
Securities:
Available for sale, at fair value (amortized cost of $ 116,858 at September 30, 2000 and $120,996 at September 30, 1999)	112,373	116,712
Held to maturity, at amortized cost (fair value of $ 16,081 at September 30, 2000 and $21,959 at September 30, 1999)	16,192	21,936
Total securities	128,565	138,648
Real estate mortgage loans held for sale, at lower of cost or market value	2,743	1,226
Loans receivable, net:
Real estate mortgage loans	354,583	291,199
Consumer and commercial business loans	11,358	8,254
Allowance for loan losses	(1,703)	(1,503)
Total loans receivable, net	364,238	297,950
Accrued interest receivable	3,223	2,750
Federal Home Loan Bank stock	9,298	7,397
Office properties and equipment, net	1,859	1,984
Other assets	2,770	3,089
Total assets	$522,874	$457,695

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$325,106	$272,974
Securities repurchase agreements	85,012	99,987
FHLB advances	72,400	47,948
Other liabilities	5,474	4,769
Total liabilities	487,992	425,678

Commitments and contingencies

Stockholders' equity:
Preferred stock (par value $0.01 per share; 100,000 shares authorized; none issued or outstanding)	--	--
Common stock (par value $0.01 per share: 4,500,000 shares authorized; 3,570,750 shares issued)	36	36
Additional paid-in capital	35,443	35,225
Unallocated common stock held by employee stock ownership plan	(1,572)	(1,857)
Unamortized awards of common stock under management recognition plan	(329)	(621)
Treasury stock, at cost ( 1,342,011 shares in 2000 and 1,332,011 shares in 1999)	(22,037)	(21,866)
Retained income, substantially restricted	26,032	23,652
Accumulated other comprehensive(loss)	(2,691)	(2,552)
Total stockholders' equity	34,882	32,017
Total liabilities and stock holders' equity	$522,874	$457,695

See accompanying notes to consolidated financial statements

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YONKERS FINANCIAL CORPORATION AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2000	1999	2000	1999
Interest and dividend income:
Loans	$6,792	$4,665	$26,005	$16,399
Securities	2,264	2,382	9,265	9,869
Other earning assets	248	143	822	664
Total interest and dividend income	9,304	7,190	36,092	26,932
Interest expense:
Deposits	3,340	2,430	11,923	9,543
Securities repurchase agreements	1,348	1,166	5,908	4,530
FHLB advances	1,148	359	4,299	811
Total interest expense	5,836	3,955	22,130	14,884
Net interest income	3,468	3,235	13,962	12,048
Provision for loan losses	75	35	220	235
Net interest income after provision for loan losses	3,393	3,200	13,742	11,813
Non-interest income:
Service charges and fees	340	223	1,317	735
Net gain on sales of real estate mortgage loans held for sale	94	16	175	197
Net gain on sales of securities	9	13	19	111
Other	7	8	82	114
Total non-interest income	450	260	1,593	1,157
Non-interest expense:
Compensation and benefits	1,431	1,348	5,700	4,813
Occupancy and equipment	393	352	1,461	1,226
Data processing service fees	217	172	795	646
Federal deposit insurance costs	15	36	83	140
Other	542	535	2,301	1,912
Total non-interest expense	2,598	2,443	10,340	8,737
Income before income tax expense	1,245	1,017	4,995	4,233
Income tax expense	468	344	1,854	1,570
Net income	$777	$673	$3,141	$2,663
Earnings per common share:
Basic	$ 0.38	$ 0.31	$ 1.56	$ 1.13
Diluted	0.38	0.30	1.53	1.11

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YONKERS FINANCIAL CORPORATION AND SUBSIDIARY SELECTED FINANCIAL RATIOS AND OTHER DATA (Unaudited) (Dollars in Thousands)

	At or For the Fiscal Year Ended September 30,
	2000	1999
Performance Ratios:
Return on average assets	0.62%	0.68%
Return on average equity	9.69	6.64
Average interest rate spread	2.47	2.66
Net interest margin	2.80	3.13
Efficiency Ratio	66.55	66.73
Net interest income to non-interest expense	135.02	137.90
Non-interest expense to average assets	2.03	2.22
Average interest-earning assets to average interest-bearing liabilities	107.48	112.08
Capital Ratios:
Average equity to average assets	6.37%	10.21%
Equity to total assets at end of period	6.67	7.00
Total risk-based capital	15.24	26.00
Asset Quality and Other Data:
Non-performing loans	123	755
Real estate owned, net	--	--
Total non-performing assets	123	755
Asset quality ratios:
Non-performing loans to total loans	0.03%	0.25%
Non-performing assets to total assets	0.02	0.16
Allowance for loan losses to:
Non-performing loans	1384.55	199.07
Total loans	0.46	0.50